Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of CXApp Inc. (f/k/a KINS Technology Group Inc.) Form S-1 [File No. 333-271240] and Form S-8 [File No. 333-272067] of our report dated May 23, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined carve audits of CXApp Holdings Corp. (f/k/a Design Reactor, Inc. and Subsidiaries) (Predecessor) as of December 31, 2022 and for the year ended December 31, 2023 and the period from January 1, 2023 through March 14, 2023, which report appears in the Annual Report on Form 10-K of CXApp Inc. (f/k/a KINS Technology Group Inc.) for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

May 23, 2024